Exhibit 10.45
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
TRANSITION AND GENERAL DEED OF RELEASE
BETWEEN
MR. SAJEEV JESUDAS
UL INTERNATIONAL - SINGAPORE PRIVATE LIMITED
26 JANUARY 2022

TRANSITION AND GENERAL DEED OF RELEASE
THIS DEED IS DATED: 26 JANUARY 2022
THIS DEED IS MADE BETWEEN:
Mr. Sajeev Jesudas of Singapore ID number S2699130G of 39 Watten Terrace, Singapore 287259 (the “Executive”); and
UL International - Singapore Private Limited (having its registered office at 2 Shenton Way,
#18-01 SGX Centre I, Singapore 068804 and registered company number 199705193M) (“UL Singapore” or the “Company”), collectively, the “Parties”.
RECITALS
A.    The Executive commenced employment with the Company on 1 August 2007 under an employment agreement dated 27 September 2007 (the “Employment Agreement” and the “Employment” respectively).
B.    The Executive has confirmed his intention to voluntarily retire from the Company with effect from 30 June 2022 (the “Retirement Date” and the “Retirement” respectively) and he has further agreed to provide handover and transition support to the Company from the Effective Date of this Deed (as defined in Section 15.4 hereof) up to and including the Retirement Date (“Transition”).
C.    The Parties have mutually agreed to the following terms and conditions relating to the Executive’s Retirement and Transition.
D.    The Executive will, through a properly and duly established corporate entity, provide services to the UL Group for a period of up to 12 months following the Retirement Date subject to the terms and conditions agreed separately under the Consulting Agreement and provided that the Executive is not in breach of the terms and conditions of this Deed during the provision of the services.
E.    The Parties wish to record and settle by way of general deed of release and waiver any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Released Parties, including, but not limited to, any and all Claims arising out of, or in any way related to the Executive’s Employment, its termination, his Retirement, or otherwise, whether against the Company or a Released Party, in any jurisdiction.
F.    UL Singapore enters into this Deed (“Deed”) for and on behalf of itself, the UL Group and relevant UL Group Companies (as applicable).
IT IS AGREED
1.    DEFINITIONS AND INTERPRETATION
1.1    Defined terms
The following words, unless the context otherwise requires, have the following meanings:
1.1.1    “Associated Company” means:
(a)    a company which is not a Subsidiary of UL Singapore, but whose issued equity share capital is owned as to at least 20 per cent by UL Singapore or one of its Subsidiaries;

(b)    a Subsidiary of a company within (a) above; and
(c)    any entity that controls, is controlled by or is under common control with UL Singapore. For purposes of this Agreement, “control” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
1.1.2    “CSARs” means Cash Settled Appreciation Rights, within the meaning of the LTIP and as awarded to the Executive pursuant thereto;
1.1.3    “Claims” means:
(a)    any and all claims, complaints or rights of action, demands, suits, damages, debts, costs, verdicts and judgments relating to, in connection with, or arising out of the Executive’s Employment, his Retirement, the termination of his Employment or otherwise, including without limitation, any claim that could have been asserted under US Law;
(b)    any claim for any payments, severance payments (whether under law, under the Employment Agreement or under the Executive Severance Plan);
(c)    any claim for bonus under the previous Management Incentive Plan or under the UL AEIP (other than as set out herein);
(d)    any claim for re-employment;
(e)    any claim under the common law, including without limitation, claims for wrongful or retaliatory discharge, defamation, or other personal injury; and
(f)    any claim for benefits or entitlements that he considers may be due to him as a result of his Employment, Retirement, or the termination of his Employment, and any other matters whatsoever and howsoever arising, whether in Singapore, the United States of America, or in any other jurisdiction in the world, whether under common law, statute, equity, tort or otherwise, which he has, may have had, or may hereafter have against any of the Released Parties;
1.1.4    “Confidential Information” has the meaning set out in the Executive Severance Plan together with any confidential information or trade secrets protected as a matter of local law;
1.1.5    “Consulting Agreement” means the anticipated agreement between the Parties for the provision of services;
1.1.6    “Documents” includes software (including source code and object code versions), firmware, works of authorship, manuals, diagrams, graphs, charts, projections, specifications, estimates, records, documents, accounts, plans, supplier lists, price lists, customer lists, market research information, correspondence, letters, papers and materials of every description including all copies of and extracts of same;
1.1.7    “Executive Severance Plan” means the UL Inc. Executive Regular and Change in Control Severance Plan dated 25 February 2020 and Acceptance Agreement dated 27 July 2020.

1.1.8    “Intellectual Property Rights” means all intellectual property rights of any nature whatsoever recognized by any law throughout the world, including:
(a)    patents, copyright, circuit layout rights, registered designs, trademarks, service marks, certification marks, business names, moral rights and any right to have trade secrets or confidential information kept confidential; and
(b)    any application or right to apply for registration of any of the rights referred to in paragraph (a) above;
1.1.9    “LTIP” means the UL Inc. Long-Term Incentive Plan, as in effect from time to time;
1.1.10    “LTIP Awards” means, collectively, the Executive’s CSARs and Performance Cash awards, within the meaning of the LTIP and as awarded to the Executive pursuant thereto;
1.1.11    “Released Parties” means the Company, the UL Group and each UL Group Company, its/their past or present related companies or corporations, past or present agents, representatives, officers, directors, shareholders, Executives, and its/their successors and assignees;
1.1.12    “Subsidiary” means a subsidiary within the meaning of the Companies Act (Cap.50) whether incorporated in Singapore or elsewhere;
1.1.13    “UL AEIP” means the UL Inc. All Employee Incentive Plan effective January 1, 2021 or any predecessor or successor plan;
1.1.14    “UL Group” means UL Singapore, its Subsidiaries, UL Inc. (a Delaware corporation), its Subsidiaries, and the Associated Companies from time to time and “UL Group Company” means any one of them; and
1.1.15    “US Law” means any US federal, state, or local statute, law, regulation, ordinance or executive order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, or their related state and local law counterparts.
1.2    Interpretation
1.2.1    Unless otherwise stated, the terms used in this Deed shall adopt the meanings given to them in the Executive’s Employment Agreement, or in the LTIP as applicable to the CSARs and LTIP Awards and their treatment. In this Deed, no provision of this Deed will be construed adversely against a party because that party was responsible for drafting that particular provision and, unless the contrary intention appears:
(a)    words denoting the singular include the plural and vice versa;
(b)    a reference to any instrument (such as a deed, agreement or document) is to that instrument (or, if required by the context, to a part of it) as amended, novated, substituted or supplemented at any time and from time to time;
(c)    a reference to includes or including must be construed without limitation;
(d)    a reference to a person includes a reference to an individual, body corporate, trust, partnership, unincorporated body and any other entity;

(e)    headings are for ease of reference only and do not affect the meaning of this document; and
(f)    a reference to ‘S$’ is a reference to the legal currency in Singapore.
2.    Retirement
2.1    The Executive’s retirement date and last day of Employment with the Company will be 30 June 2022. The Executive’s notice period will have been served during the preceding period prior to the Retirement Date.
3.    Final Payments and Benefits Arrangements
3.1    The Executive will be paid his normal Base Salary, Central Provident Fund contributions, annual leave and other benefits up to and including the Retirement Date. Following the Retirement Date the Executive will be paid in respect of any accrued but untaken annual leave up to and including the Retirement Date.
3.2    Other than as expressly provided in this Deed, all payments and benefits provided to the Executive pursuant to his Employment by the Company (including but not limited to any insurance, medical and retirement benefits) will cease on the Retirement Date and the Executive will not be entitled to any further payment, compensation or benefit in connection with his Employment or the cessation of his Employment. Specifically, the Executive’s car allowance will cease as at the Retirement Date as will any eligibility for consideration for severance under the Employment Agreement or the Executive Severance Plan.
3.3    While, from the Retirement Date, the Executive will no longer participate in any UL Group benefits plans, he may elect to extend his international UHC coverage at COBRA rates (i.e., full COBRA premium rates to be paid by the Executive) for 18 months following the Retirement Date. In all cases, eligibility for continuation coverage and the provision thereof will be subject to the terms of such plans.
4.    Compensation
4.1    Subject to the Executive’s acceptance of and his compliance with the terms and conditions of this Deed and subject to his ongoing compliance with its terms and conditions, the Executive will receive:
4.1.1    a goodwill/employment assistance payment of S$13,000 as compensation on his Retirement and in consideration of the terms and conditions of this Deed. This amount will be paid within 30 days of the Retirement Date; and
4.1.2    although the Executive will not be in employment on the Company’s usual bonus payment date for fiscal year 2022 (expected to be in March 2023), he will remain eligible to receive a pro-rated award for fiscal year 2022 in accordance with the terms of the UL AEIP based on the number of full calendar months completed through the Retirement Date, to be determined at the Company’s sole discretion. Any award will be paid to him on the same basis and at the time when 2022 UL AEIP bonuses are paid to actively employed executives of the Company, on or about March 15, 2023.
5.    Long-Term Incentive Awards
5.1    The Executive’s unexercised and unsettled CSARs and unsettled Performance Cash awards under the LTIP remain subject to the controlling LTIP documents and LTIP Award agreements (including the choice-of-law provisions thereof). A summary of the Executive’s unsettled LTIP Awards is at Annex B.

5.2    Subject to the Executive’s acceptance of and his continued compliance with the terms and conditions of this Deed, and in all cases subject to the controlling LTIP documents and LTIP Award agreements, the Executive will qualify for “Retirement” treatment with respect to the LTIP Awards on his 62nd birthday (per the definition in the LTIP). Generally, this means that if the Executive remains employed through his 62nd birthday, then, in the event of a voluntary termination of employment after such day: (i) his unvested CSARs will continue to vest, and all outstanding vested CSARs will be exercisable; and (ii) his unvested Performance Cash awards will continue to vest.
5.3    For the avoidance of doubt, however, if (a) the Executive is terminated for Cause (per the definition in the LTIP) or breaches any restrictive covenant under an LTIP Award agreement, his Employment Agreement or clause 8.3 below before the Retirement Date, or (b) the Company or any UL Group Company becomes aware of any facts or circumstances after the Retirement Date which, had they been known before the Retirement Date, would have given rise to the right to terminate employment prior to the Retirement Date with immediate effect for Cause, then all unsettled CSARs and Performance Cash awards will be forfeited in accordance with the applicable LTIP Award agreements.
5.4    The Compensation Committee of the Board of Directors of UL Inc. shall not award any long-term incentive grants or awards to the Executive following the Effective Date of this Deed.
6.    Agreed Announcement
6.1    On a date to be advised by the Company, the Company will issue an announcement regarding the Executive’s retirement in the form at Annex A.
7.    Resignation of Directorships and Offices
7.1    The Executive will immediately or at a time notified to him by the Company or relevant UL Group Company resign from all offices and directorships, together with all other roles whether as representative officer, signatory or otherwise, held by him immediately before the Effective Date of this Deed and/ or the Retirement Date (as applicable), without claim or compensation for loss of office, in such form and content as may be approved by the relevant UL Group Company, if applicable. The Executive agrees to take all steps and execute all documents and provide all assistance necessary to effect the resignation of all of his offices and directorships within the UL Group.
7.2    The timing of the resignation and handover of these roles will be determined by each relevant UL Group Company (where applicable) subject to any ongoing need for the Executive to continue in those roles for a period of time to be confirmed to him by the relevant UL Group Company provided that the Company shall act reasonably and appropriately given the disparate jurisdictional requirements to try and ensure that the Executive shall have effectively resigned from all offices and directorships on or before the Retirement Date. For the avoidance of doubt, for the time period Executive retains officer and/or director status for any UL Group Company, he remains entitled to indemnification under any applicable law, any by-laws of any member of the UL Group, or any director and officer insurance, it being understood and agreed that this Deed does not create or expand upon any such rights (if any) to indemnification.
8.    Transition and Ongoing Obligations
8.1    During the period from the Effective Date of this Deed through the Retirement Date, the Executive will cooperate with the Company and each UL Group Company and do all things as may be necessary or desirable to ensure a smooth handover of all his duties as directed by the Company to such person as may be designated by the Company.

8.2    In the period up to and including the Retirement Date, the Executive will:
8.2.1    continue to comply fully with the terms and conditions of the Employment Agreement, his duties and responsibilities as an employee, officer and Executive of the UL Group, his duties as a matter of law and use his best endeavours to protect and further the interests of the UL Group;
8.2.2    comply with all reasonable and lawful directives of the UL Group and any officer to whom he reports during this period;
8.2.3    comply with the UL Group’s standards, policies or procedures, as amended from time to time;
8.2.4    return all UL Group property, documents and Confidential Information;
8.2.5    not act in a manner which is inconsistent with his obligations and duties as an employee and officer of the UL Group; and
8.2.6    not bind or commit any UL Group Company to any contract or indebtedness or agreement with any other party or employee without the prior written consent of the UL Inc. Chief Legal Officer (or designee).
8.3    In consideration of the terms and conditions of this Deed, following the Retirement Date, the Executive will continue fully to comply with the restrictive covenants set out in the Employment Agreement, which survive the termination of his Employment and the execution of this Deed.
8.4    Up to and following the Retirement Date, the Executive will continue to cooperate and provide assistance to the Company and the UL Group with respect to any ongoing matters in respect of which he had conduct or material information immediately prior to his Retirement (including, for example, any ongoing licensing, regulatory or litigation matters, etc.). The Company will reimburse his reasonable out of pocket expenses in providing such assistance / cooperation.
8.5    The Executive agrees to comply with any demand by a UL Group Company on or after the Effective Date that the Executive transfer all or a portion of the shares of stock or other equity or capital holdings in one or more UL Group Companies that are registered in the Executive's name to another person or entity designated by such UL Group Company, whether for no value or nominal value, and to execute such stock transfer forms and other documents in connection with any such transfer as are provided by such UL Group Company to the Executive. The Executive acknowledges that the compensation set forth in Section 4 of this Deed and the additional rights and privileges conveyed upon the Executive by this Deed shall constitute sufficient consideration for the foregoing commitment.
8.6    Further, nothing in this clause or this Deed limits the Company’s right to terminate the Employment immediately without notice or for “Cause” (as defined under the LTIP) prior to the Retirement Date, if the Executive engages in serious or persistent misconduct or breach of the terms and conditions of this Deed, his Employment Agreement or the LTIP, if he willfully disobeys a lawful and reasonable direction from a UL Group Company, if he commits gross misconduct in connection with or affecting the business, affairs or reputation of the UL Group, if he commits fraud or dishonesty or other conduct which in the reasonable opinion of the UL Group brings (or is likely to bring) the UL Group or a UL Group Company or its officers or employees into disrepute, if he is arrested, charged or convicted of an arrestable criminal offence (other than for a road traffic offence for which a non-custodial penalty is imposed), he is reasonably believed by the Company to have been in deliberate or serious breach or non-compliance with any rules, regulation, code of conduct or requirements of any professional or regulatory body affecting or relating to the business of any UL Group Company, or for any other reason justifying immediate termination without notice in accordance with applicable law.

9.    Release and Waiver
9.1    In consideration of the arrangements, payments and benefits referred to in this Deed and its terms and conditions, in full and final settlement of any and all Claims, the Executive irrevocably and unconditionally agrees and undertakes with and for the benefit of the Company and the Released Parties to comply with the terms and conditions of this Deed and specifically agrees, represents, and warrants as follows:
9.1.1    that apart from the payments and benefits expressly set out in this Deed, the Executive has no Claims against the Company or any of the Released Parties;
9.1.2    the Executive irrevocably waives, releases and discharges the Released Parties from any and all Claims (other than those relating to the enforcement of this Deed) and recognizes and agrees that pursuant to this Deed, he is not entitled to and shall not receive any further recovery therefor;
9.1.3    neither the Executive, nor anyone instructed by him, will institute, commence or continue any Claims against any of the Released Parties and shall take such steps as may be necessary as to ensure that no such Claims are instituted, commenced or continued;
9.1.4    the Executive will execute and reaffirm this waiver and release by signing the reaffirmation letter at Annex Con or immediately after the Retirement Date;
9.1.5    Executive is unaware of any actions by Company or any of the Released Parties up to and including the Retirement Date that evidence any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever including, but not limited to, any such conduct against Executive or any other third person or entity;
9.1.6    Executive is not aware of any Claims he may have against the Company or any of the Released Parties;
9.1.7    Executive has not suffered any job-related personal injury;
9.1.8    as at the Effective Date of this Deed and the reaffirmation letter at Annex C, Executive is not aware of any act or omission by him that would have entitled Company to terminate Employee’s Employment for Cause or without notice or on the basis set out in clause 8; and
9.1.9    Executive’s representations in this clause 9.1 are material to the UL Group and the Company enters into this Deed in reliance on all such representations.
9.2    Executive is aware that hereafter there may be discovery of claims or facts in addition to or different from those now known or believed to be true with respect to the matters addressed herein. Nevertheless, it is Executive’s intention to settle and release fully, finally and forever all such matters and claims relative to Executive’s employment and association with the Released Parties, and the termination thereof, which do now exist, may exist, or heretofore have existed relating to such matters (except as may be specifically excluded herein). In furtherance of this intention, the release given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to Executive’s employment, termination of employment or association with the Released Parties.
9.3    Notwithstanding the foregoing, excluded from the release and waiver in clause 9.1 above are any claims under US Law: (a) for unemployment or workers’ compensation, (b) to indemnification under any applicable law, any by-laws of any member of the UL Group, or any director and officer insurance, it being understood and agreed that this Deed does not create or expand upon any such rights (if any) to indemnification, (c) under the employee benefit plans in which Executive is a participant in accordance with the terms of such plans, (d) to enforce this Deed, (e) under the ADEA to challenge this Deed, or (e) that cannot be waived or released by law, including but not limited to the right to participate in an investigation conducted by certain US government agencies. Executive is, however, waiving Executive’s right to any monetary recovery should any such agency pursue any claims under clause (f) on Executive’s behalf.
9.4    If the Executive breaches any provision in this Deed and/or the ongoing obligations under his Employment Agreement, the LTIP or the AEIP or at common law, he agrees, at the Company’s sole discretion, (a) to reimburse the Company for the amount of the loss, damages and costs (including legal fees) that the UL Group incurs as a result of the breach, such sums (or portion) to be recoverable by the Company as a debt within 14 days of demand, and/or (b) that the Company may unilaterally terminate the Consulting Agreement.
9.5    The Executive acknowledges and agrees that any actual or threatened breach of this Deed and/or his ongoing obligations under his Employment, the Employment Agreement or at common law is likely to cause irreparable damage to the UL Group and its business interests and that monetary damages are unlikely to adequately compensate the UL Group in such event and therefore, the Company (whether acting on its own account or on behalf of a UL Group Company) and any relevant UL Group Company may seek injunctive or other equitable relief from any court of competent jurisdiction and this relief or remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company or the UL Group Company under this Deed, applicable law or in equity. Accordingly, each of Executive and the Company or relevant UL Group Company consents to the issuance of an injunction consistent with the terms of this Deed.
10.    Tax matters
10.1    The Company will continue to pay for/ reimburse the Executive for personal United States of America federal or other taxes on: (a) base salary paid by UL Group for services performed through the Retirement Date; and (b) income attributable to LTIP Awards settled in 2022. The Company will not pay for/ reimburse any payment of any personal United States of America federal or other taxes on amounts earned by the Executive after the Retirement Date (including, but not limited to, amounts payable under Section 4 of this Deed), and the Executive will be solely responsible for paying any taxes arising in any jurisdiction.
10.2    The Company will continue to provide tax filing preparation services through the 2022 tax year on the same basis as provided immediately prior to Retirement.
10.3    The Company will be entitled to, and will be responsible for, deducting any taxes due from the payments under this Deed and for which the Company is legally required to deduct. The Executive must continually indemnify the Company and the UL Group in respect of any claims or proceedings which may be made by any taxation or social security authority in respect of those payments. Any payments set out in this Deed may be withheld from the Executive until Singapore tax clearance is provided (if applicable).
11.    Confidentiality and Confidential Information
11.1    The Executive will continue to comply with his ongoing obligations of confidentiality that survive the termination of his Employment and the execution of this Deed, whether under contract, Company policy or common law. The Executive will not (except and only to the extent as authorized by the Company, a relevant UL Group Company, or as required by law) disclose to any person or use for his own or another person’s purpose, any Confidential Information acquired by him or to which he had or was given access to in the course of his Employment with any of the Released Parties, whether represented in tangible or electronic or any other form.

12.    Confidentiality of this Deed, offices, and no holding out
12.1    The Executive will keep the terms of his departure from the Company, this Deed, the terms and conditions set out herein (and the fact that such material exist), and any discussions in relation to this Deed, confidential, and must not at any time, directly or indirectly, divulge, publish or reveal any of the same to any person, except (and only to the extent) as authorised by the Company or to his immediate family, professional advisors, relevant tax authorities or as required by law.
12.2    The Executive will not, at any time after the Retirement Date, represent himself as being in any way connected with or interested in the business of any of the Released Parties.
13.    Non-disparagement
13.1    The Executive must not make or publish any comment, statement or representation, whether oral or written, on any social media (e.g., Twitter, WeChat, Weibo, Facebook, Linkedln, Instagram etc.) or to any other form of media, regarding the cessation of his Employment or the existence of this Deed, or concerning the Company or any of the Released Parties, other than his dates of employment and titles held with the Company and its affiliates.
13.2    The Executive must not make or publish any comment, statement or representation, whether oral or written, whether in public or in private, which are disparaging or derogatory of any of the Released Parties, their respective management and officers, businesses, services and/or products or which causes, is likely to cause or was intended to cause, harm, or damage to, or otherwise impair, the reputation, goodwill or interests of, or which is otherwise derogatory or disparaging of any of the Released Parties.
13.3    The Executive specifically agrees that he will not at any time engage in any form of conduct, nor make any statements or representations, including on the internet or social media (e.g., Twitter, WeChat, Weibo, Facebook, Linkedln, lnstagram), that disparage or which may impair the reputation, goodwill or interests of any of the Released Parties.
14.    Return of Company Property
14.1    The Executive will return to the Company on or before the Retirement Date, all notes, memoranda, notebooks, drawings, working papers, draft documents, records, files, disks (and other means of storing or recording information (electronic or otherwise)), security pass, staff card, medical cards, office keys, credit card, mobile telephone, laptop and computer equipment, Confidential Information, and other materials in his possession or under his control, in electronic form or otherwise, whether prepared by him or others, which are associated with his Employment and he will not retain or take any copy thereof without the prior written consent of the Company.
15.    Miscellaneous
15.1    Monitoring: Through the Retirement Date, and subject to the applicable laws on data privacy, the Company may carry out monitoring of the Executive’s business-related electronic communications to ensure protection of its business assets and Confidential Information and to detect any unauthorized use or misuse of Company property or Confidential Information. For purposes of this Section 15.1, the term “business-related electronic communications” means Executive’s use of Company’s email system, Company’s Microsoft Teams messaging and chat functionality, and Company-issued laptop and cell phone, as well as any thumb drives, jump drives, or external storage drives Executive connects or attaches to his Company computer.
15.2    Deductions: The Company may make any deduction and recover from any sum due from or payable by the Company to the Executive, any amount as the Company may be required to make pursuant to any applicable law or which the parties agree is due from or payable by him to the Company.

15.3    Voluntariness. The Executive hereby acknowledges that he understands the terms of this Deed and is entering into this Deed voluntarily.
15.4    Effective Date. The effective date of this Deed (the “Effective Date”) is the day the Company receives this Deed signed by the Executive.
15.5    Counterparts. This Deed may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
15.6    No Admission of Liability. This Deed is not an admission of liability, it does not constitute any factual finding or legal precedent, and it may not be used as evidence in any proceeding, except in an action alleging a breach of this Deed or to enforce the provisions of this Deed.
15.7    Severability. If any provision or part of this Deed is or is rendered void, illegal or unenforceable by any legislation or law to which it is subject, it shall be or be rendered void, illegal or unenforceable to that extent and no further. For the avoidance of doubt, if any provision of this Deed is held to be invalid or unenforceable by any judicial or other competent authority but would be valid or enforceable if some part of the provision was deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable. In any event, all other provisions of the Deed will remain in full force and effect and will not in any way be impaired.
15.8    Entire Agreement. This Deed, together with the reaffirmation letter in the form at Annex C once executed by the Executive, represents the entire agreement and understanding between the Company and the Executive concerning the subject matter of this Deed and the Executive’s separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior representations, negotiations, contracts, arrangements, agreements and understandings concerning the subject matter of this Deed. For the avoidance of doubt, the terms of the UL AEIP, the LTIP and the LTIP Award agreements issued pursuant thereto remain in full force and effect, except to the extent modified by this Deed, and may be enforced accordingly.
15.9    Further Assurances. The parties hereby agree to execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Deed.
15.10    Work Product. The Executive acknowledges and agrees that any work product created or developed by the Executive during the course of or in connection with his Employment with the Released Parties belongs to them. The Executive shall not misuse or misappropriate such intellectual property. To the extent that they do not vest automatically, the Executive assigns to the Released Parties all Intellectual Property rights and undertake to do anything reasonably required to ensure that such rights belong to or are assigned to them.
15.11    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Executive or made on his behalf under the terms of this Deed. The Executive agrees and understands that he is responsible for payment of any taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Executive also agrees and understands that any payments to the Executive under or in connection with this Deed shall be subject to applicable withholding.
15.12    Modifications. This Deed may not be modified, varied and/or amended in any manner, except by mutual consent of the Parties. Any and all such modifications, variations, and/or amendments must be made in writing and signed by the Executive and an executive officer of the Company to be effective.

15.13    Costs. Each of the Company and the Executive shall bear its own costs, legal fees, and other fees incurred in connection with the preparation, negotiation and execution of this Deed.
15.14    Rights of Third Parties. The Contracts (Rights of Third Parties) Act (Cap. 53B) (“CRTPA”) shall not apply to this Deed and any person who is not a party to this Deed, other than with respect to a Released Party who may enforce its terms and conditions, shall have no right whatsoever under the CRTPA to enforce this Deed or any of its terms or conditions.
15.15    Governing Law and Dispute Resolution.
15. 1    This Deed shall be governed by and construed in accordance with the laws of the Republic of Singapore. Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be subject to the non-exclusive jurisdiction of the Singapore Courts.
15.2    To the extent not otherwise governed by the U.S. Internal Revenue Code of 1986, as amended, or the laws of the United States, the CSARs and LTlP Awards are governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the LTIP or any related CSAR or LTIP Award agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the U.S. Federal Courts located therein (should Federal jurisdiction exist).
15.16    Acknowledgements. By signing this Deed, Executive acknowledges and represents that: (a) Executive has had at least 21 days to consider this Deed and Executive has been advised of Executive’s right to have Executive’s attorney or other representative review this Deed, and has had an adequate amount of time to discuss it with Executive’s attorney or representative of choice (at Executive’s cost) before signing it; (b) Executive has read this Deed in its entirety and understands the meaning and application of each of its provisions; (c) Executive has been offered and has had the opportunity to negotiate all provisions of this Deed, and each party hereto has agreed to certain changes thereto in response to the other party’s comments as part of a mutual compromise and agreement for the parties’ mutual benefit; (d) Executive is signing this Deed knowingly and voluntarily, in exchange for consideration in addition to anything of value to which Executive already is entitled; and (e) Executive intends to be bound by the Deed, and agrees to all provisions of this Deed. If Executive signs this Deed prior to the expiration of the 21-day period following Executive’s receipt hereof, Executive agrees that Executive has done so voluntarily and knowingly. Executive may revoke this Deed at any time within seven days from the date that Executive signs the Deed by giving written notice to the Company at UL Inc., Attn: Chief Legal Officer, 333 Pfingsten Road, Northbrook, Illinois 60062, United States of America. This Deed shall not be effective or enforceable and Executive will not be entitled to any of the additional consideration described in clauses 4.1 or 5 or pursuant to the LTIP, until the seven-day revocation period has expired.
15.17    This Deed is marked “Without Prejudice” but will upon signature by the Parties be treated as an “open” document evidencing a binding agreement.

IN WITNESS WHEREOF, the parties have executed this Deed on the respective dates set forth below.

EXECUTED as a deed.	)
SIGNED SEALED and DELIVERED	)
by Ryan D. Robinson, Executive Vice	)	/s/ Ryan D. Robinson
President & Chief Financial Officer	)	Director
& Director and Seah Gek Huang Sandra,	)
Secretary	)
For and on behalf of
UL INTERNATIONAL-SINGAPORE PRIVATE LIMITED		Secretary	/s/
Date: 25 February 2022)
)
)
SIGNED SEALED and DELIVERED	)
by MR. SAJEEV JESUDAS	)	/s/ SAJEEV JESUDAS
)

Date: 26 January 2022